                             CONSENT OF ACCOUNTANTS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 and related Prospectus of PacificAmerica Money Center, Inc. for the registration of 340,579 shares of common stock, 44,824 of subscriber warrants and 616,206 shares of common stock issuable upon exercise of warrants and to the incorporation by reference therein of our report dated April 7, 1995 except as to the information dated May 30, 1995, with respect to the consolidated financial statements and schedules of Presidential Mortgage Company and subsidiaries included in the PacificAmerica Money Center, Inc. Registration Statement on Form S-1 (No. 333-01395), dated June 24, 1996, filed with the Securities and Exchange Commission.


                                                 ERNST & YOUNG LLP

Los Angeles, California
February 18, 1997